Exhibit 10.1

EXECUTION VERSION

AGREEMENT
This Agreement (this “Agreement”) is made and entered into as of November 11, 2015 by and among Advance Auto Parts, Inc. (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).
RECITALS
WHEREAS, the Company and Starboard have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;
WHEREAS, as of the date hereof, Starboard has a combined beneficial and economic ownership interest in shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, 2,755,000 shares (the “Shares”), or approximately 3.7% of the Common Stock issued and outstanding on the date hereof (“Starboard’s Ownership”); and
WHEREAS, as of the date hereof, the Company and Starboard have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:
1.Board Appointments; Leadership Structure and Related Agreements
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(a)Board Appointments.

(i)The Company agrees that immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions (including by increasing the size of the Board) to appoint Jeffrey Smith (the “Starboard Appointee”) as a director of the Company. The Starboard Appointee shall stand for election at the 2016 annual meeting of stockholders of the Company (the “2016 Annual Meeting”) together with the Company’s other nominees.

In addition to the Starboard Appointee, Starboard shall have the right, following execution of this Agreement, to recommend two additional independent directors (the “Independent Appointees”) to the Board. Each Independent Appointee must (A) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld), (B) be independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of any other company shall not (in and of itself) cause such person to not be deemed independent of Starboard), (C) qualify as “independent” pursuant to NYSE listing standards and (D) have the relevant financial and business experience to be a director of the Company (clauses (C) and (D), the “Director Criteria”). The Nominating and Corporate

Governance Committee shall make its determination and recommendation regarding whether such person meets the foregoing criteria within five (5) business days after (1) such Independent Appointee candidate has submitted to the Company the documentation required by Section 1(f)(v) and (2) representatives of the Board have conducted customary interview(s) of such Independent Appointee candidate. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this section as promptly as practicable, but in any case, assuming reasonable availability of the applicable Independent Appointee candidate, within ten (10) business days, after Starboard’s submission of such Independent Appointee candidate. In the event the Nominating and Corporate Governance Committee does not accept an Independent Appointee candidate recommended by Starboard, Starboard shall have the right to recommend additional Independent Appointee candidate(s) whose appointment shall be subject to the Nominating and Corporate Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation of an Independent Appointee by the Nominating and Corporate Governance Committee, the Board shall vote on the appointment of such Independent Appointee to the Board no later than five (5) calendar days after the Nominating and Corporate Governance Committee’s recommendation of such Independent Appointee and shall take all necessary actions (including by increasing the size of the Board) to appoint such Independent Appointee to the Board; provided, however, that if the Board does not elect such Independent Appointee to the Board pursuant to this Section 1(a)(ii), the Parties shall continue to follow the procedures of this Section 1(a)(ii) until an Independent Appointee is elected to the Board. Any Independent Appointee designated pursuant to this Section 1(a)(ii) prior to the mailing of the Company’s definitive proxy statement for the 2016 Annual Meeting shall stand for election at the 2016 Annual Meeting together with the Company’s other nominees and the Starboard Appointee. If at any time Starboard’s Ownership decreases to less than the Minimum Ownership Threshold, the rights of Starboard pursuant to this Section 1(a)(ii) shall automatically terminate.

(i)Prior to the mailing of its definitive proxy statement for the 2016 Annual Meeting, the Board and all applicable committees of the Board shall take all necessary actions so that at the 2016 Annual Meeting the Board shall nominate two additional independent directors (the “Independent Nominees” and, together with the Independent Appointees, the “New Independent Directors”) along with the Starboard Appointee and the Independent Appointees (to the extent applicable pursuant to Section 1(a)(ii)), for election to the Board at the 2016 Annual Meeting. The Starboard Appointee shall participate in the selection process for the Independent Nominees and the Starboard Appointee’s opinions and recommendations with respect to the selection of the Independent Nominees shall be given due consideration by the Board. The Independent Nominees must (A) be independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of any other company shall not (in and of itself) cause such person to not be deemed independent of Starboard) and (B) satisfy the Director Criteria.

(ii)The Company will recommend, support and solicit proxies for the election of the Starboard Appointee and the New Independent Directors at the 2016 Annual Meeting in the same manner as for the Company’s other nominees at the 2016 Annual Meeting. The Company shall use its reasonable best efforts to hold the 2016 Annual Meeting no later than May 31, 2016.

(iii)If the Starboard Appointee or any Independent Appointee (or any Starboard Replacement Director (as defined below)) is unable or unwilling to serve as a director, resigns as a director (including as the result of a failure to receive a majority vote at the 2016 Annual Meeting) or is removed as a director prior to the expiration of the Standstill Period, and at such time Starboard’s Ownership is at least the lesser of 2.75% of the Company’s then outstanding Common Stock and 2,052,948 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Threshold”), Starboard shall have the ability to recommend a substitute person(s) in accordance with this Section 1(a)(v) (any such replacement nominee shall be referred to as a “Starboard Replacement Director”). Any Starboard Replacement Director must satisfy the Director Criteria and, in the case of a Starboard Replacement Director who is replacing an Independent Appointee, must be (A) reasonably acceptable to the Board (such acceptance not to be unreasonably withheld) and (B) independent of Starboard. The Nominating and Corporate Governance Committee shall make its determination and recommendation regarding whether such person meets the foregoing criteria within five (5) business days after (1) such nominee has submitted to the Company the documentation required by Section 1(f)(v) and (2) representatives of the Board have conducted customary interview(s) of such nominee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this section as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Starboard’s submission of such nominee. In the event the Nominating and Corporate Governance Committee does not accept a person recommended by Starboard as the Starboard Replacement Director, Starboard shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating and Corporate Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Starboard Replacement Director nominee by the Nominating and Corporate Governance Committee, the Board shall vote on the appointment of such Starboard Replacement Director to the Board no later than five (5) business days after the Nominating and Corporate Governance Committee recommendation of such Starboard Replacement Director; provided, however, that if the Board does not elect such Starboard Replacement Director to the Board pursuant to this Section 1(a)(v), the Parties shall continue to follow the procedures of this Section 1(a)(v) until a Starboard Replacement Director is elected to the Board. Upon a Starboard Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Starboard Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Any Starboard Replacement Director designated pursuant to this Section 1(a)(v) replacing the Starboard Appointee or any Independent Appointee prior to the 2016 Annual Meeting shall stand for election at the 2016 Annual Meeting together with the Company’s other nominees.

(iv)During the period commencing with the conclusion of the 2016 Annual Meeting through the expiration or termination of the Standstill Period (as defined below), the Board and all applicable committees of the Board shall take all necessary actions (including with respect to nominations for election at the 2016 Annual Meeting) so that the size of the Board is no more than thirteen (13) directors.

(a)Nominating and Corporate Governance Committee.
Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint the Starboard Appointee to the Nominating and Corporate Governance Committee of the Board as its chairman. During the Standstill Period, unless otherwise agreed by the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee shall be comprised of two directors, consisting of the Starboard Appointee and John Ferraro.

(b)CEO Search.
As promptly as practicable following the date of this Agreement, the Nominating and Corporate Governance Committee shall initiate a process for selecting a chief executive officer of the Company (the “CEO Search Process”). The CEO Search Process shall be overseen by the Nominating and Corporate Governance Committee together with Jack Brouillard. In conducting the CEO Search Process, the Nominating and Corporate Governance Committee shall evaluate both internal and external candidates for the position of chief executive officer. The Nominating and Corporate Governance Committee may engage an executive search firm to conduct the CEO Search Process, the fees and expenses of which shall be paid by the Company.
(c)Additional Starboard Appointee Committee Representation.
As promptly as practicable, but in any event within ten (10) business days, following the date of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint the Starboard Appointee as a member of the Compensation Committee of the Board and the Finance Committee of the Board.
(d)New Independent Director Committee Representation.

(i)Subject to the Company’s corporate governance guidelines and NYSE rules and applicable laws, the Board and all applicable committees of the Board shall take all actions necessary to ensure that during the Standstill Period, each committee of the Board includes one New Independent Director (other than the Nominating and Corporate Governance Committee, unless agreed to by the Nominating and Corporate Governance Committee as provided in Section 1(b)).

(ii)Without limiting Section 1(e)(i), the Board shall give the New Independent Directors the same due consideration for membership to any committee of the Board as any other independent director (other than the Nominating and Corporate Governance Committee, unless agreed to by the Nominating and Corporate Governance Committee as provided in Section 1(b)).

(e)Additional Agreements.

(i)Starboard agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)Upon execution of this Agreement, Starboard hereby agrees that it will not, and that it will not permit any of its controlled Affiliates or Associates to, (A) nominate or recommend for nomination any person for election at the 2016 Annual Meeting, directly or indirectly, (B) submit any proposal for consideration at, or bring any other business before, the 2016 Annual Meeting, directly or indirectly, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to the 2016 Annual Meeting, directly or indirectly. Starboard shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(f)(ii).

(iii)Starboard agrees that it will appear in person or by proxy at the 2016 Annual Meeting and vote all shares of Common Stock beneficially owned by Starboard at the 2016 Annual Meeting (A) in favor of the Company’s nominees, (B) in favor of the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016, and (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and any other Company proposal or stockholder proposal presented at the 2016 Annual Meeting; provided, however, that in the event Institutional Shareholder Services Inc. (ISS) or Glass Lewis & Co., LLC (Glass Lewis) recommends otherwise with respect to the Company’s “say-on-pay” proposal or any other Company proposal or stockholder proposal presented at the 2016 Annual Meeting (other than proposals relating to the election of directors), Starboard shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation.

(iv)Promptly after the date of this Agreement, Starboard agrees to obtain from the Starboard Appointee, and deliver to the Company, an irrevocable resignation letter pursuant to which the Starboard Appointee shall resign from the Board and all applicable committees thereof if at any time Starboard’s Ownership of Common Stock decreases to less than the Minimum Ownership Threshold. Starboard shall promptly (and in any event within five (5) business days) inform the Company in writing if at any time Starboard’s Ownership of Common Stock decreases to less than the Minimum Ownership Threshold.

(v)Prior to the date of this Agreement, the Starboard Appointee has submitted to the Company (A) a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check) required by the Company in connection with the appointment or election of new Board members and (B) the written representation and agreement required pursuant to Section 2.05 of the Company’s Amended and Restated Bylaws, effective as of June 7, 2013 (the “Bylaws”). Any New Independent Director and any Starboard Replacement Director will also promptly (but in any event prior to being placed on the Board in accordance with this Agreement) submit to the Company (1) a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check) required by the Company in connection with the appointment or election of new Board members and (2) the written representation and agreement required pursuant to Section 2.05 of the Bylaws.

(vi)Starboard agrees that the Board or any committee thereof, in the exercise of its fiduciary duties, may recuse the Starboard Appointee (or any Starboard Replacement Director of such Starboard Appointee) from any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating and/or taking action with respect to (A) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (B) any action taken in response to actions taken or proposed by Starboard or its Affiliates with respect to the Company, or (C) any proposed transaction between the Company and Starboard or its Affiliates.

1.Standstill Provisions

(a)Starboard agrees that, from the date of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the 2017 annual meeting of stockholders (the “2017 Annual Meeting”) pursuant to the Bylaws or (y) the date that is one hundred thirty (130) days prior to the first anniversary of the 2016 Annual Meeting (the “Standstill Period”), neither it nor any of its Affiliates or Associates under its control will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i)engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(ii)form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the entities or persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii)deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

(iv)seek, or encourage any person or entity, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors; provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2017 Annual Meeting so long as such actions do not create a public disclosure obligation for Starboard or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

(v)(A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Starboard and the Company, (C) affirmatively solicit a third party, on an unsolicited basis, to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of stockholders;

(vi)seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii)seek to advise, encourage, support or influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1; or

(viii)make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b)Except as expressly provided in Section 1 or Section 2(a), Starboard shall be entitled to (i) vote its shares on any other proposal duly brought before the 2016 Annual Meeting or otherwise vote as Starboard determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor (in each case, subject to Section 1(f)(iii)).

(c)Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by the Starboard Appointee of his fiduciary duties solely in his capacity as a director of the Company and in a manner consistent with his and Starboard’s obligations under this Agreement.

2.Representations and Warranties of the Company
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The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or agreement to which the Company is a party or by which it is bound.

3.Representations and Warranties of Starboard
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Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Starboard’s Ownership is 2,755,000 shares of Common Stock and (f) as of the date hereof, other than as disclosed herein or in the Press Release defined in Section 5 below, Starboard does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).
4.Press Release
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Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Starboard nor the Starboard Appointee shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

5.Specific Performance
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Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

6.Expenses
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The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2016 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $75,000 in the aggregate.

7.Severability
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If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

8.Notices
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Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (c) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (d) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Advance Auto Parts, Inc.
5008 Airport Road NW
Roanoke, VA 240128
Attention:    Tammy Finley
Facsimile:     (540) 561-1448
Email:        tfinley@advance-auto.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:     Daniel E. Wolf
Michael P. Brueck
Facsimile:     (212) 446-4900
E-mail:     daniel.wolf@kirkland.com
    michael.brueck@kirkland.com

If to Starboard or any member thereof:

Starboard Value LP
777 Third Avenue, 18th Floor
New York, NY 10017
Attention:     Jeffrey C. Smith
Facsimile:    (212) 845-7989
Email:         jsmith@starboardvalue.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
65 East 55th Street
New York, New York 10022
Attention:     Steve Wolosky
            Andrew Freedman
Facsimile:     (212) 451-2222
Email:         swolosky@olshanlaw.com
afreedman@olshanlaw.com

9.Applicable Law
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This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.Counterparts
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This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

11.Mutual Non-Disparagement
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Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this section, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives; provided, however, any statements regarding the Company’s operational or stock price performance or any strategy, plans, or proposals of the Company not supported by the Starboard Appointee (“Opposition Statements”) shall not be deemed to be a breach of this Section 12 (subject to, for the avoidance of doubt, any obligations of confidentiality as a director that may otherwise apply); provided, further, that if any Opposition Statement is made by Starboard, the Company shall be permitted to publicly respond with a statement similar in scope to any such Opposition Statement.

12.Confidentiality
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The Starboard Appointee, if he wishes to do so, may provide confidential information of the Company which the Starboard Appointee learns in his capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively, “Company Confidential Information”), to Starboard, its Affiliates and Associates and legal counsel (collectively, “Starboard Representatives”), in each case solely to the extent such Starboard Representatives need to know such information in connection with Starboard’s investment in the Company; provided, however, that Starboard (i) shall inform such Starboard Representatives of the confidential nature of any such Company Confidential Information and (ii) shall cause such Starboard Representatives to refrain from disclosing such Company Confidential Information to anyone (whether to any company in which Starboard has an investment or otherwise), by any means, or otherwise from using the information in any way other than in connection with Starboard’s investment in the Company. The Starboard Appointee and Starboard shall not, without the prior written consent of the Company, otherwise disclose any Company Confidential Information to any other person or entity.

13.Securities Laws.

Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
14.Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries
.
This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.
By:    _______________________________________________________
Name:    Tammy Finley

Title:	Executive Vice President, Human Resources and General Counsel

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
By: Starboard Value LP, its investment manager
STARBOARD VALUE AND OPPORTUNITY S LLC
By: Starboard Value LP, its manager

STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE LP

By: Starboard Value GP LLC, its general partner
STARBOARD VALUE GP LLC
By: Starboard Principal Co LP, its member
STARBOARD PRINCIPAL CO LP
By: Starboard Principal Co GP LLC, its general partner
STARBOARD VALUE AND OPPORTUNITY C LP
By: Starboard Value R LP, its general partner
STARBOARD VALUE R LP
By: Starboard Value R GP LLC, its general partner
STARBOARD VALUE R GP LLC
By:    ______________________________________
Name:    Jeffrey C. Smith
Title:    Authorized Signatory

EXHIBIT A
STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD T FUND LP
STARBOARD LEADERS INDIA LLC
STARBOARD LEADERS SELECT I LP
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH

A-1

EXHIBIT B
PRESS RELEASE

B-1